Exhibit 10.74

BUSINESS TRANSFER AGREEMENT

This BUSINESS TRANSFER AGREEMENT (this “Agreement”) is made and entered into on February 28, 2006 by and among MOLECULAR IMAGING CORPORATION, a Delaware corporation (“MIC”), MOLECULAR IMAGING CYCLOTRON LLC, a Delaware limited liability company (“MIC LLC” and, with MIC collectively, the “MIC Parties”), and P.E.T.NET PHARMACEUTICALS, INC., a Tennessee corporation doing business as PETNET SOLUTIONS (“PETNET”).

BACKGROUND

A. MIC LLC has operated a facility for the production of Biomarkers (as defined in Section 6.01 hereof) at 11388 Sorrento Valley Road, San Diego, CA 92121 (the “Facility”), and has made payments to UCSD for equipment provided by the Regents of the University of California, a California constitutional corporation acting on behalf of its San Diego campus (“UCSD”) certain assets required for the operation of the Facility to produce Biomarkers (the “Assets”).

B. On the Effective Date, PETNET has acquired the Assets from UCSD and has entered into a commercial lease for the Facility with BC Sorrento, LLC, the landlord for the Facility.

C. The MIC Parties and PETNET desire to resolve certain issues relating to the winding-up of the business conducted by MIC LLC from the Facility and the relationship between PETNET and the MIC Parties from and after the Effective Date (as defined in Section 5.01 hereof).

AGREEMENT

THEREFORE, in consideration of the mutual benefits to be derived therefrom and of the respective mutual covenants and agreements hereinafter set forth, the MIC Parties and PETNET (each, a “Party”; collectively, the “Parties”) hereby agree as follows:

1. Business Transfer

1.01.	Assignment of Contracts

From and after the Effective Date, MIC LLC hereby unconditionally and absolutely assigns, transfers, sets over, and conveys to PETNET all of MIC LLC’s right, title, and interest in, to and under each of the Contracts (as defined in Section 6.01 hereof), and the outstanding offers or solicitations made by or to MIC LLC to enter into any Contract, identified on Schedule I hereto (the “Assigned Contracts”) , free and clear of all Encumbrances. MIC LLC agrees that PETNET has the right to negotiate settlements on behalf of MIC LLC for “back-up” doses MIC was obligated to provide under the “Assigned Contracts”.

1.02.	Assumption

From and after the Effective Date, PETNET hereby unconditionally and absolutely (a) accepts the assignment of MIC LLC’s rights, titles, and interests as set forth in Section 1.01 hereof; and (b) assumes and agrees to satisfy and discharge, as they become due, all liabilities under the Assigned Contracts. PETNET also has the right to renegotiate the Assigned Contracts with terms favorable to PETNET.

1.03.	Royalty

As additional consideration for the assignment of the Assigned Contracts, PETNET agrees to pay MIC LLC, or its assignees, a royalty of five percent (5%) of Net Sales of Biomarkers to the former MIC customers identified on Schedule II hereto (the “Protected Customers”) during the period beginning on the Effective Date and ending on the third anniversary thereof (the “Post-Transfer Period”). For purposes of this Section 1.03, “Net Sales” means total revenues received by PETNET from the sale of Biomarkers to the Protected Customers, less (a) rebates or refunds paid; (b) credits for claims, allowances, recalls or returns for spoiled, damaged or outdated goods (excluding any obligations assumed by PETNET as provided in Section 2.03); (c) license fees or taxes paid or due any third party in connection with the sale of Biomarkers; and (d) transportation costs. Upon written notice to

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PETNET, MIC LLC may assign to its members the right to receive the royalty payments under this Agreement, and PETNET shall make such payments as provided in such notice.

1.04.	Non-Competition

As additional consideration for the assumption of the Assigned Contracts, MIC hereby agrees that, during the Post-Transfer Period, neither the MIC Parties nor their Affiliates (as defined in Section 6.01 hereof) (a) shall have an equity interest in a Person that provides commercial Biomarkers to MIC Parties or (b) shall enter, directly or indirectly, into any agreement or arrangement with any Person (as defined in Section 6.01 hereof) other than PETNET or its Affiliates for, or invest in, own shares in or lend money to any Person involved in, the production, distribution or sale of commercial Biomarkers within the United States of America. Upon any Person becoming entitled to exercise control, as that term is defined in Section 6.01(a) hereof, over more than 50% of the outstanding capital stock or other securities entitled to vote in the election of directors of MIC, or the sale of all or substantially all of the assets of MIC to a Person who was not an Affiliate of MIC immediately prior to the closing of such transaction (a “Change of Control”), MIC shall have the right to terminate the provisions of this Section 1.04, upon written notice to PETNET on or after the closing of the transaction that results in a Change of Control.

2. Additional Agreements

2.01.	Possession of Assigned Contracts

Immediately following the execution of this Agreement, MIC LLC shall take all steps necessary to put PETNET, its successors or assigns, in actual possession and operating control of the Assigned Contracts, including but not limited to delivery to PETNET of the original versions or true copies of all such Assigned Contracts.

2.02.	Transition Services

Upon PETNET’s written request, MIC LLC shall arrange to provide consultative radiation protection services to PETNET to support the transfer of MIC LLC’s radioactive materials (“RAM”) license obligations to PETNET while PETNET applies for and obtains its own RAM license and registration for the Cyclotron. In the event that PETNET wishes to obtain such services, MIC LLC and PETNET will enter into a services agreement for the services on mutually agreeable terms and conditions.

2.03.	Historical Supply of Biomarkers

MIC LLC and PETNET acknowledge that MIC LLC has a historical financial obligation to MIC LLC’s FDG customers for FDG purchased from other suppliers when MIC LLC was unable to provide FDG. For each customer, the amount of this obligation is set forth on Schedule III hereto. MIC LLC agrees that PETNET will act on its behalf in negotiating settlements to MIC LLC’s former customers in accordance with the applicable provisions of the Assigned Contracts.

2.04.	Transition Supply of Biomarkers

From December 5, 2005 to the Effective Date (the “Transition Period”), PETNET has supplied and will supply Biomarkers to MIC customers, including the Protected Customers. MIC and PETNET agree that PETNET shall retain all revenues received by PETNET for such sales of Biomarkers, and the provisions of Section 1.03 shall not apply to such sales.

2.05.	Transition Expense Reimbursement

Not later than 30 days after December 5, 2005 and each month thereafter until the first to occur of (x) the Closing or (y) the mutual termination of discussions regarding the Contemplated Transactions, PETNET shall pay MIC LLC the amount of MIC LLC’s out-of-pocket expenses for the operation of the Facility during the Transition Period. PETNET and MIC agree that such expenses are equal to $24,596 per calendar month or portion thereof from December 5, 2005 to January 31, 2006, and $20,022 per calendar month or portion thereof after January 31, 2006, during the Transition Period, and that this amount represents the daily cost of:

(a) The salaries and benefits costs of two full-time employees employed by MIC for the operation of the Facility; and

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(b) The pro rata portion of the total lease and utility expenses incurred by MIC for the entire Facility attributable to the portion of the Facility used for the production of Biomarkers.

2.06.	Supply Agreement

On the Effective Date, PETNET and MIC shall enter into one or more Confidential Biomarker Supply Agreements, in substantially the form attached hereto as Exhibit A (the “Supply Agreements”), providing for MIC to purchase clinical Biomarkers (as defined in Section 6.01 hereof) exclusively from PETNET after the Closing Date. For supply of Biomarkers to locations within the San Diego Market (as defined in Section 6.01 hereof), the price of FDG in any Supply Agreement shall not exceed the price of $190 per dose for a 1-15 mCi dose, with a periodic negotiation of such pricing after January 1, 2007. For supply of Biomarkers to locations not within the San Diego Market, (a) PETNET shall present MIC with a proposed Supply Agreement including commercial Biomarker pricing; (b) MIC shall accept the Supply Agreement or provide evidence satisfactory to PETNET of lower competitive pricing available to MIC from PETNET competitors (which lower competitive pricing shall be the total as-delivered price of Biomarkers); (c) if MIC provides such evidence, PETNET shall have the unilateral option to meet the competitor’s price; and (d) if PETNET elects to meet the competitor’s price, then MIC shall accept the Supply Agreement and such lower price. The provisions of this Section 2.06 shall apply to each Covered Scanner (as defined in Section 6.01 hereof) now owned or operated by MIC or acquired or operated by MIC during the Post-Transfer Period. PETNET shall have no obligation to supply a specific Biomarker to any location operated by MIC if PETNET does not routinely supply such Biomarker from a PETNET facility within reasonable proximity to the MIC location. Each Supply Agreement shall provide that MIC may terminate such Supply Agreement in the event of any Change of Control, upon written notice to PETNET on or after the closing of the transaction that results in a Change of Control. Upon written notice thereof to PETNET, MIC may fulfill its rights and obligations under this Section 2.06 through any Affiliate, with the result that a Supply Agreement would be entered into by PETNET and the specified Affiliate. MIC shall not be deemed to have breached its obligations under this Section 2.06 by virtue of any Contract for the purchase of Biomarkers by MIC from any Person other than PETNET that is in force on the date of this Agreement; provided, that MIC shall use its commercially reasonable efforts to terminate any such Contract at the first commercially reasonable opportunity.

2.07.	Sublease

On the Effective Date, PETNET and MIC shall enter into a Sublease (the “Sublease”) pursuant to which PETNET shall lease to MIC, and MIC shall lease from PETNET, a designated portion of the Facility which may be used by MIC as its corporate headquarters and for certain of its medical imaging operations as mutually agreed, substantially in accordance with the terms set forth on Schedule IV. The Parties estimate that PETNET will occupy approximately 33% of the total available space in the Facility. MIC’s leased area will be approximately 53% of the total leased space

3. Representations and Warranties of MIC Parties

As a material inducement to PETNET to enter into this Agreement, the MIC Parties hereby jointly and severally represent and warrant to PETNET as follows:

3.01.	Organization; Authority

MIC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations hereunder. MIC LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of MIC Parties, enforceable against each of the MIC Parties in accordance with its terms, except as such enforceability may be limited by the availability of equitable remedies or defenses and by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting

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the enforcement of creditors’ rights generally. Upon the execution and delivery by MIC of the Supply Agreement, the Sublease, and each other agreement, certificate, contract, document, or instrument to be executed or delivered pursuant hereto or thereto (collectively, the “Transaction Documents”), each of the Transaction Documents to which an MIC Party is a party will constitute the legal, valid and binding obligation of such MIC Party, enforceable against such MIC Party in accordance with its terms, except as such enforceability may be limited by the availability of equitable remedies or defenses and by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally. Each MIC Party has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and, at the Effective Date, the Transaction Documents to which such MIC Party is a party and to perform its obligations with respect to the transactions contemplated hereby and thereby (the “Contemplated Transactions”), and such action has been duly authorized by all necessary action by the MIC Parties.

3.02.	No Conflict or Consents

(a) Neither the execution and delivery of this Agreement nor, at the Effective Date, the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i) Breach (A) any provision of any of the Governing Documents (as defined in Section 6.01 hereof) of any of the MIC Parties, (B) any resolution adopted by the board of directors or the stockholders of MIC, or (C) any resolution adopted by the members of MIC LLC;

(ii) Breach or give any Governmental Authority (as defined in Section 6.01 hereof) or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Law (as defined in Section 6.01 hereof) or any Order (as defined in Section 6.01 hereof) to which a MIC Party or the Assigned Contracts may be subject;

(iii) Contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization (as defined in Section 6.01 hereof) that is held by any MIC Party or that otherwise relates to the Assigned Contracts;

(iv) Breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Assigned Contract; or

(v) Result in the imposition or creation of any Encumbrance (as defined in Section 6.01 hereof) upon or with respect to any of the Assigned Contracts.

(b) Except as otherwise required under the Operating Agreement of MIC LLC and as may be required in connection with the transfer of the RAM license, MIC LLC is not required to give any notice to or obtain any Consent (as defined in Section 6.01 hereof) from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

3.03.	Assigned Contracts

MIC LLC represents and warrants to PETNET that the Assigned Contracts, as identified on Schedule I hereto, are all of the Contracts under which MIC and its Affiliates, including MIC LLC, supply Biomarkers 1 to any Person within the San Diego Market.

3.04.	Certain Proceedings

There is no pending Proceeding (as defined in Section 6.01 hereof) that has been commenced against any of the MIC Parties that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To the MIC Parties’ knowledge, no such Proceeding has been threatened.

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3.05.	Brokers or Finders

MIC Parties has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the Contemplated Transactions.

4. Representations and Warranties of PETNET

As a material inducement to the MIC Parties to enter into this Agreement, PETNET hereby represents and warrants to the MIC Parties as follows:

4.01.	Organization; Authority

PETNET is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Tennessee, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of PETNET, enforceable against PETNET in accordance with its terms, except as such enforceability may be limited by the availability of equitable remedies or defenses and by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally. Upon the execution and delivery by PETNET of the Transaction Documents, each of the Transaction Documents to which PETNET is a party will constitute the legal, valid and binding obligation of such PETNET, enforceable against PETNET in accordance with its terms, except as such enforceability may be limited by the availability of equitable remedies or defenses and by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally. PETNET has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Transaction Documents to which PETNET is a party and to perform its obligations with respect to the transactions contemplated hereby and thereby (the “Contemplated Transactions”), and such action has been duly authorized by all necessary action by PETNET.

4.02.	No Conflict or Consents

(a) Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i) Breach (A) any provision of any of the Governing Documents of PETNET or (B) any resolution adopted by the board of directors of PETNET;

(ii) Breach or give any Governmental Authority or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Law or any Order to which PETNET may be subject; or

(iii) Contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by PETNET;

(b) Except as may be required in connection with the transfer of the RAM license, PETNET is not required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.03.	Certain Proceedings

There is no pending Proceeding that has been commenced against PETNET that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To PETNET’s knowledge, no such Proceeding has been threatened.

4.04.	Brokers or Finders

PETNET has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the Contemplated Transactions.

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5. Closing; Effective Date

5.01.	Effective Date

The effective date of this Agreement (the “Effective Date”) shall be the earliest date on which all of the following conditions are satisfied:

(a) MIC LLC has delivered to PETNET possession and control of the Assigned Contracts in accordance with Section 2.01 of this Agreement, as determined by PETNET in its reasonable discretion;

(b) PETNET and MIC both have executed the Supply Agreement in accordance with Section 2.06 of this Agreement;

(c) PETNET and MIC both have executed the Sublease in accordance with Section 2.07 of this Agreement;

(d) PETNET has entered into a commercial lease for the Facility with BC Sorrento, LLC, on rental and other terms satisfactory to PETNET in its reasonable discretion;

(e) PETNET has satisfactorily executed a purchase agreement with UCSD for the title of the cyclotron and other equipment required by PETNET to begin commercial production of Biomarkers;

(f) The MIC Parties have satisfactorily executed a equipment sublease termination agreement and modification of the asset purchase agreement with UCSD relating to the cyclotron and MIC LLC; and

(g) MIC LLC shall have completed all necessary actions required under its operating agreement for the Contemplated Transactions.

5.02.	Closing

The closing of the Contemplated Transactions (the “Closing”) shall take place at the offices of PETNET, 810 Innovation Drive, Knoxville, TN 37932 commencing at 10:00 a.m. Eastern Time on the Effective Date. The Closing shall be deemed to have been completed as of 5:00 p.m. Eastern Time on the Effective Date. Subject to the provisions of Section 5.03 hereof, failure to consummate the Contemplated Transactions on the date and time and at the place determined pursuant to this Section 5.02 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement. In such a situation, the Closing will occur as soon as practicable, subject to Section 5.03.

5.03.	Termination

In the event that the conditions specified in Section 5.01 of this Agreement have not been satisfied on or before 11:59 p.m. Eastern Time on February 28, 2006, this Agreement automatically shall terminate and become of no further force or effect, and title to the Assigned Contracts shall remain vested in MIC; provided, that such termination shall not relieve PETNET of its obligations under Section 2.05 to the extent that such obligations have accrued prior to the effective time of the termination of this Agreement pursuant to this Section 5.03; and provided further, that PETNET shall be relieved of its obligations under Section 2.05 if the only condition not satisfied prior to termination of this Agreement pursuant to this Section 5.03 is the condition set forth in Section 5.01(g).

6. Definitions and Interpretation

6.01.	Definitions

For the purposes of this Agreement, the following terms have the following meanings:

(a) “Affiliate” means with respect to any specified Person, any Person that directly or through one or more intermediaries controls or is controlled by or is under common control with the specified Person; for the purposes of this Section 6.01(a), the term “control” means the possession, directly or indirectly, of the power to

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direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

(b) “Biomarker” means a positron-emitting probe used in positron emission tomography (“PET”) procedures, whether such probe (i) is used for diagnosis or treatment of disease or for research purposes or (ii) consists of a molecular compound, including 2-deoxy-2-[18F]fluoro-D-glucose (“FDG”), or an atomic isotope of an element, including [18F] fluorine (“F-18”), [13N] nitrogen (“N-13”), [15O] oxygen (“O-15”), and [11C] carbon (“C-11”).

(c) “Consent” means any approval, consent, ratification, waiver, or other authorization.

(d) “Contract” means any agreement, contract, lease of real or personal property, consensual obligation, promise, or undertaking, whether written or oral and whether express or implied.

(e) “Covered Scanner” means a PET scanner (including for these purposes scanners combining PET with other modalities such as computed tomography (“PET/CT”) and dedicated PET scanners) owned or operated by MIC, or by a Person in which MIC holds a business interest pursuant to a Contract, anywhere in the United States of America.

(f) “Encumbrance” means any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

(g) “Governing Documents” means, with respect to any particular entity, (i) if a corporation, its articles or certificate of incorporation and its bylaws; (ii) if a general partnership, its partnership agreement and any statement of partnership; (iii) if a limited partnership, its limited partnership agreement and its certificate of limited partnership; (iv) if a limited liability company, its articles of organization and its operating agreement; (v) if another type of Person, any other charter or similar document adopted or filed in connection with its creation, formation or organization; (vi) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and (vii) any amendment or supplement to any of the foregoing.

(h) “Governmental Authority” means any (i) nation, state, county, city, town, borough, village, district or other jurisdiction; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers); (iv) multinational organization or body; (v) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or (vi) official of any of the foregoing.

(i) “Governmental Authorization” means any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.

(j) “Law” means any local, county, state, federal, foreign or other law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Authority.

(k) “Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator.

(l) “Ordinary Course of Business” means an action that (i) is consistent in nature, scope and magnitude with the past practices of a Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; (ii) does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and (iii) is similar in nature, scope and magnitude to actions customarily taken,

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without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

(m) “Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Authority.

(n) “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

(o) “San Diego Market” means the territory within the radius of 120 miles from the address of the Facility on the Effective Date.

Terms defined in other provisions of this Agreement have the meanings given in those provisions.

6.02.	Rules of Interpretation

(a) Each term defined in the singular form in this Agreement means the plural thereof whenever the plural form is used, and each term defined in the plural form means the singular thereof whenever the singular form is used. The use of a pronoun of any gender is applicable to all genders.

(b) Unless otherwise specified therein, all terms defined in this Agreement have the meanings as so defined herein when used in any other certificate, report or document made or delivered pursuant hereto.

(c) The words “hereof,” “herein,” “hereunder” and similar terms when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, subsection, schedule, and exhibit references herein are references to articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified.

(d) A reference to any agreement, document or instrument refers to the agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and as permitted herein.

(e) Except as otherwise specified, a reference to any applicable law refers to the law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, and to any rules and regulations promulgated thereunder; and a reference to any section or other provision of any applicable law refers to that provision of the law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of the referenced section or other provision.

(f) The words “including” and “include” mean including without limiting the generality of any description preceding such term, the phrase “may not” is prohibitive and not permissive, and the word “or” is not exclusive.

(g) All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles of the United States, consistently applied throughout the relevant period.

(h) Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from but excluding” and the words “to” and “until” each means “to and including.”

6.03.	Headings

The headings preceding the text of the sections of this Agreement and the exhibits hereto are for convenience only and shall not be deemed part of this Agreement.

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6.04.	Construction

The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

7. General Provisions

7.01.	Notices

All notices, consents, requests, waivers and other communications required or permitted under this Agreement shall be in writing, shall be in the English language, and shall be deemed to have been made (x) upon actual receipt, when given by hand or confirmed facsimile transmission, (y) one day after delivery to the carrier, when given by overnight delivery service or (z) two days after mailing, when given by first-class registered or certified mail, postage prepaid, return receipt requested; in any case to the following address, or to such other address as a Party, by notice to the other Party given pursuant to this Section 7.01, may designate from time to time:

(a)	If to PETNET, to:	P.E.T.Net Pharmaceuticals, Inc.
Attention: Vice President PETNET Solutions
810 Innovation Drive
Knoxville, Tennessee 37932-2552
Fax: 865.218.3001

	with a copy to:	Siemens Medical Solutions USA, Inc.
Attention: Legal Department
810 Innovation Drive
Knoxville, Tennessee 37932-2552
Fax: 865.218.2760

(b)	If to MIC, to:	Molecular Imaging Corporation
9530 Towne Centre Drive, Suite 120
San Diego, California 92121
Attention: Kenneth C. Frederick
Fax: (858) 642—0052

7.02.	Governing Law; Arbitration

(a) This Agreement shall be governed and construed in accordance with the internal laws of the State of Tennessee as applied to contracts made and performed within the State of Tennessee, without regard to the principles thereof regarding resolution of conflicts of law.

(b) Any dispute or controversy arising out of or under or in connection therewith or in relation with this Agreement which cannot be settled by the parties or their legal representatives, shall be determined and settled by arbitration pursuant to the then-existing rules of the American Arbitration Association. Any award rendered therein shall be final and binding upon each and all of the parties and their successors in interest, and a judgment thereon may be entered in any court of competent jurisdiction. The costs of any such proceeding shall be paid by the party instigating the arbitration unless such party is declared by the arbitrator to be substantially successful in securing the award of the determination sought by such party in such proceedings, in which event the costs of such proceedings shall be paid by the unsuccessful party or parties. The arbitrator may award reasonable attorney’s fees to the prevailing party.

(c) In the event any proceeding is brought by one party against another to enforce or for breach of any of the provisions of this Agreement, the prevailing party shall be entitled in such proceedings to recover its reasonable attorney’s fees together with the costs of such proceeding therein incurred.

(d) NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY FOR ANY LOSS OF USE, REVENUE OR ANTICIPATED PROFITS, OR FOR ANY INCIDENTAL, UNFORESEEN, SPECIAL PUNITIVE

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OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS.

7.03.	Entire Agreement

This Agreement, including the Schedules attached hereto and incorporated as integral parts hereof, constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes any and all previous agreements by and between MIC Parties and PETNET, if any, as well as any and all proposals, oral or written, and all negotiations, conversations or discussions heretofore had between the parties related to this Agreement. PETNET acknowledges that it has not been induced to enter into this agreement by any representations or statements, oral or written, not expressly contained herein.

7.04.	Amendment

No amendments, modifications, or extensions of this Agreement shall be binding or effective unless submitted in writing and executed by both Parties hereto.

7.05.	Non-waiver

No failure on the part of either Party hereto to exercise and no unreasonable delay by either Party hereto in exercising any right under this Agreement shall operate as a waiver of such right, nor shall any single or partial exercise of any right by either Party hereto exclude any other or future exercise of such right or the exercise of any other right of such Party hereunder.

7.06.	Severability

In the event that any of the terms of this Agreement are in conflict with any rule of law or statutory provision or are otherwise unenforceable under the laws or regulations of any government or subdivision thereof, such terms shall be deemed stricken from this Agreement, but such invalidity or unenforceability shall not invalidate any of the other terms of this Agreement shall continue in force, unless the invalidity or unenforceability of any such provisions hereof does substantial violence to, or where the invalid or unenforceable provisions comprise an integral part of, or are otherwise inseparable from, the remainder of this Agreement.

7.07.	Counterparts

This Agreement may be executed in two or more counterparts in the English language, and each such counterpart shall be deemed an original hereof but all such counterparts together shall constitute a single agreement. In case of any conflict between the English version and any translated version of this Agreement, the English version shall govern.

*            Signatures appear on following page            *

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SIGNATURES

IN WITNESS WHEREOF, PETNET and the MIC Parties have caused this Agreement to be executed, by and through their respective duly authorized officers, on February 28, 2006.

MIC: MOLECULAR IMAGING CORPORATION, a Delaware corporation

	By:	/s/ Kenneth C. Frederick
	Name:	Kenneth C. Frederick
	Title:	Chief Executive Officer

MIC LLC: MOLECULAR IMAGING CYCLOTRON LLC, a Delaware limited liability company

By:	MOLECULAR IMAGING CORPORATION, a Delaware corporation, its Manager

	By:	/s/ Kenneth C. Frederick
	Name:	Kenneth C. Frederick
	Title:	Chief Executive Officer

PETNET: P.E.T. NET PHARMACEUTICALS, INC., a Tennessee corporation doing business as PETNET SOLUTIONS

	By:	/s/ Thomas E. Welch
	Name:	Thomas E. Welch
	Title:	Vice President PETNET Solutions

EXHIBIT A